Exhibit 10.3

NEW CENTURY FINANCIAL CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

PERFORMANCE-BASED AWARD AGREEMENT

6-Month Period Ending December 31, 2005

THIS PERFORMANCE-BASED AWARD AGREEMENT (this “Agreement”) is dated as of June 24, 2005 (the “Award Date”), by and between NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation (the “Corporation”), and Patrick J. Flanagan (the “Participant”).

W I T N E S S E T H

WHEREAS, the Corporation maintains the New Century Financial Corporation 2004 Performance Incentive Plan (the “Plan”);

WHEREAS, the Compensation Committee of the Board (the “Committee”), duly appointed and acting as the Plan Administrator, has determined that the Participant is eligible to be granted a Performance-Based Award (as such term is defined in the Plan) under the Plan; and

WHEREAS, the Corporation hereby grants to the Participant, effective as of the date hereof, a Performance-Based Award (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.	Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.	Grant of Award; Benefit Limitation.

(a)	This Agreement evidences the Corporation’s grant to the Participant, subject to the terms and conditions hereof and of the Plan, of the Award with respect to the period July 1, 2005 through December 31, 2005 (the “Performance Period”). Benefits will be paid pursuant to Section 7 only if one or more of the objectives specified by the Committee in connection with the Award as set forth on Exhibit A hereto is achieved prior to the end of the Performance Period.

(b)	Notwithstanding any other provision of this Agreement, the maximum amount of benefits that may be paid (in the form of cash, unrestricted shares of Common Stock, or other property) in the aggregate pursuant to the Award and under or in respect of the Performance-Based Award granted under the Plan to the Participant for the six-month period ending June 30, 2005 (the “Initial Six-Month Award”), evidenced by that certain award agreement dated as of February 2, 2005 by and between the Participant and the Corporation, shall not exceed the lesser of (i) the limitation set forth in Section 5.2.3 of the Plan, or (ii) the aggregate bonus(es) payable under or in respect of Performance-Based Award(s) granted with respect to fiscal 2005 under the Plan to Robert K. Cole, Edward F. Gotschall or Brad A. Morrice (collectively, the “Founders” and each, a “Founder”), whichever of the Founders has the smallest such aggregate bonus amount with respect to such bonuses. If a Founder is not employed at the end of fiscal 2005, he shall be disregarded for purposes of such limitation.

3.	Performance Criteria. The performance criteria and measures applicable to the Award and related objectives are set forth on Exhibit A hereto.

4.	Restrictions on Transfer. The Award, and any interest therein or amount payable in respect thereof, are generally nontransferable as provided in Section 5.7 of the Plan.

5.	Termination of Employment.

(a)	General. If the Participant ceases to be employed by the Corporation or a Subsidiary for any reason (other than due to the Participant’s death or Retirement or at a time when the Participant is Disabled) at any time during the Performance Period, the Award shall terminate and the Participant shall have no further rights with respect thereto.

(b)	Death, Disability, or Retirement. If the Participant ceases to be employed by the Corporation or a Subsidiary at any time during the Performance Period due to the Participant’s death or Retirement or at a time when the Participant is Disabled, the Participant (or the Participant’s beneficiary or personal representative, as the case may be) shall be entitled to a pro-rata portion, determined in accordance with the next sentence, of the Award. The pro-rata portion shall equal the amount that would have been payable for the full Performance Period of the Award (as determined by the Committee in its sole discretion) had the Participant not terminated employment, multiplied by a fraction the numerator of which shall equal the number of days in the Performance Period that the Participant was an employee of the Corporation or a Subsidiary and the denominator of which shall equal the number of days in the Performance Period. Notwithstanding Section 7 below, payment shall be made in a cash lump sum as soon as practicable after the Committee determines the amount payable (if any) under this Section 5(b).

(c)	Definitions. For purposes of the Award, “Disability” or “Disabled” means a permanent and total disability (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Committee). For purposes of the Award, “Retirement” means a termination of employment by the Participant that occurs upon or after the Participant’s attainment of age 65 and in accordance with the retirement policies of the Corporation (or the Subsidiary that employs the Participant) then in effect.

6.	Adjustments; Early Termination. The Committee shall adjust the performance measures, performance goals, relative weights of the measures, and other provisions of this Agreement to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances. The Award is subject to termination in connection with a Change in Control Event or certain similar reorganization events as provided in Section 7.4 of the Plan.

7.	Timing and Manner of Payment; Withholding Tax; Deferred Amounts.

(a)	Subject to any changes imposed by or allowed under the provisions of the Plan and further subject to early termination of the Award as contemplated under Sections 5 and 6 of this Agreement, benefits with respect to the Award shall be determined by the Committee based on the performance goals established by the Committee for the Performance Period as set forth on Exhibit A hereto. Such benefits shall be paid in cash as soon as practicable after the Committee makes such determination; provided, however, that the Committee may, in its sole discretion but subject to the applicable share limits set forth in Section 4.2 and Section 5.2.3 of the Plan, elect to pay all or any portion of the aggregate amount of benefits payable under this Agreement, to the extent that such amount, together with the amount, if any, payable under the Initial Six-Month Award, exceeds one hundred and fifty percent (150%) of the Participant’s annualized Base Salary (or such greater percentage of the Participant’s annualized Base Salary as the Committee may determine), in the form of fully vested shares of Common Stock. For these purposes, the Participant’s “Base Salary” shall be the annualized aggregate base salary of the Participant from the Corporation and its Subsidiaries as of the Award Date, exclusive of any commissions or other actual or imputed income from any benefits or perquisites provided by the Corporation or a Subsidiary, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

(b)	Upon any payment pursuant to the Award, the Corporation (or any of its Subsidiaries last employing the Participant) shall have the right to deduct from any amount payable to the Participant (or the Participant’s beneficiary or personal representative, as the case may be) the amount of any federal, state or local taxes required to be withheld with respect to such payment.

(c)	Notwithstanding the foregoing provisions of this Section 7 but subject to compliance with Section 162(m) of the Code, the Committee may provide the Participant the opportunity to elect to defer the payment of any amount payable with respect to the Award under a nonqualified deferred compensation plan maintained by the Corporation. In the case of any deferred payment of any such amount after the conclusion of the Performance Period, any amount in excess of the amount otherwise payable shall be based on either Moody’s Average Corporate Bond Yield (or such other rate of interest which is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined actual investments such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s).

8.	No Employment/Service Commitment. Nothing contained in this Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

9.	Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with the foregoing provisions of this Section 9.

10.	Plan. The Award and all rights of the Participant under this Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understood the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

11.	Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

12.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

13.	Effect of this Agreement. Subject to the Corporation’s right to terminate the Award pursuant to Section 7.4 of the Plan, this Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

14.	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.	Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

NEW CENTURY FINANCIAL CORPORATION,
a Maryland corporation

By:	/s/ Robert K. Cole

Print Name:	Robert K. Cole

Its:	Chairman and Chief Executive Officer

PARTICIPANT
/s/ Patrick J. Flanagan
Signature
Patrick J. Flanagan
Print Name

EXHIBIT A

PERFORMANCE CRITERIA AND MEASURES

Name of Participant:                Patrick J. Flanagan

Date of Award Agreement to which this Exhibit Relates: June 24, 2005

The Participant shall be entitled to receive benefits pursuant to the Award for the Performance Period based on the following ratio and calculated according to the table below:

  Before-Tax Net Income for the Performance Period

  Total Stockholders’ Equity

Ratio	Amount of Bonus
If ratio is less than 9%	0

If ratio is at least 9% but less than 14%	1.125% of Before-Tax Net Income for the 6-month Performance Period in excess of 9% of Total Stockholders’ Equity for that Performance Period

If ratio is at least 14% but less than 19%	1.125% of Before-Tax Net Income for the 6-month Performance Period in excess of 9% but not in excess of 14% of Total Stockholders’ Equity for that Performance Period, plus 0.75% of Before-Tax Net Income for the 6-month Performance Period in excess of 14% of Total Stockholders’ Equity for that Performance Period

If ratio is at least 19%	1.125% of Before-Tax Net Income for the 6-month Performance Period in excess of 9% but not in excess of 14% of Total Stockholders’ Equity for that Performance Period, plus 0.75% of Before-Tax Net Income for the 6-month Performance Period in excess of 14% but not in excess of 19% of Total Stockholders’ Equity for that Performance Period, plus 0.60% of Before-Tax Net Income for the 6-month Performance Period in excess of 19% of Total Stockholders’ Equity for that Performance Period

Definitions:

“Before-Tax Net Income” has the meaning given to such term in Appendix A to the Plan. The amount of Before-Tax Net Income for the Performance Period shall be determined based on the Corporation’s financial statements for that six-month period used in preparing the Corporation’s audited financial statements for the year ending on or about December 31, 2005 (such six-month financial statements subject to any adjustments for that period as may be made by the Corporation’s accountants in preparing the Corporation’s audited financial statements).

“Total Stockholders’ Equity” has the meaning given to such term in Appendix A of the Plan.

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